EXHIBIT 99.1
Natural Gas Services Group Inc.
Conference Call
November 15, 2023

Participants
Anna Delgado
John Bittner; Interim CFO & Interim Principal Financial Officer; Natural Gas Services Group, Inc.
Stephen Taylor; Interim Chief Executive Officer
Robert Duncan Brown; Senior Research Analyst; Lake Street Capital Markets, LLC, Research Division
Tate H. Sullivan; MD & Senior Industrials Analyst; Maxim Group LLC, Research Division
Tim O’Toole
Presentation
Operator
Good morning, ladies and gentlemen, and welcome to the Natural Gas Services Group Inc. Quarter 3, 2023 Earnings Call. (Operator Instructions) I would now like to turn the call over to Ms. Anna Delgado. Please begin.
Anna Delgado
Thank you, Luke, and good morning, everyone. Before we begin, I remind you that during this call, we will make forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934 based on our current beliefs and expectations as well as assumptions made by the information currently available to Natural Gas Services Group leadership team.

Although we believe that the expectations reflected in such forward-looking statements are reachable, we can give no assurance that such expectations will prove to be correct. Please refer to our latest filings with the United States Securities and Exchange Commission for the factors that may cause actual results to differ materially from those in the forward-looking statements made during this call.

In addition, our discussion today will reference certain non-GAAP financial measures, including EBITDA, adjusted EBITDA and adjusted gross margin, among others. For reconciliations of these non-GAAP financial measures to our GAAP financial results, please see yesterday's press release and our Form 8-K, 10-K and 10-Q furnished to the SEC. I will now turn the call over to Steve Taylor, our Chairman and Interim CEO.
Stephen Taylor
Thanks, Anna, and thank you, Luke, and good morning, everyone. Welcome to our third quarter 2023 earnings conference call and thank you for joining us this morning. Before taking your questions, I will highlight our financial and operational results for the third quarter, discuss the current business environment and provide comments on other aspects of our business.

We had a very successful third quarter. Sequentially, our total revenue increased over 16% with a year-over-year increase of 42%. These increases were led by rental revenues that grew by $3.6 million or 15% sequentially and $9.1 million or 49% when compared to last year's third quarter.

Sales and AMS revenue combined being about 12% of total revenue, grew by approximately $800,000 or 28%. Sequentially, total gross margins grew by 14%. SG&A declined by over $2 million or 41% and adjusted operating income was up almost 7x to $4.9 million.

Sequential net income increased by over 4x, and EBITDA grew 19% to $11.8 million. In the comparative year-over-year periods, we saw similar growth dynamics in cost savings, and I will detail those later on the call. Our 2023 capital program is proceeding as planned and as we have also experienced in the last quarter, is continuing to show exceptional and positive financial impact.

Additionally, we saw the filing of our 8-K this morning, we have expanded our existing credit facility from $175

EXHIBIT 99.1
million to $225 million and have added a new member bank to the group. These funds will be primarily dedicated to our 2024 growth capital plans and represent continuing confidence from our banks of the results we're achieving and our plan going forward.

On this call, I have Jim Hazlett joining me. Jim is our Vice President Gas Services, and has been with NGS almost 20 years. Brian Tucker is also here and joined NGS about a month ago as President and COO. At the same time, John Bittner took over our Chief Financial Officer duties on an interim basis.

Brian and John both have extensive experience in their respective fields and if you'd like a refresh on the background, and I refer you to the press release we posted at the time. We're glad to have all of them on our team.

Now let me jump into the review of the third quarter. Total revenue for the 3 months ended September 30, 2023, increased to $31.4 million from $27 million for the 3 months ended June 30, 2023, or a 16.4% increase in sequential quarters. Total revenues increased year-over-year from $20 million for the 3 months ended September 30, 2022, for a 42.3% increase.

Sequentially, adjusted total gross margin increased 14% from $12.8 million last quarter. On a year-over-year basis, our adjusted total gross margin of $14.6 million in the third quarter of 2023, increased approximately 49% when compared to $9.8 million in the same period in 2022.

Rental revenue increased 15% from $24.1 million in the 3 months ended June 30, 2023, compared to $27.7 million in the 3 months ending September 30, 2023. Rental revenue increased to $27.7 million in the third quarter of 2023 from $18.6 million in the third quarter of 2022 for a 48.7% gain over the past year. Both comparative period increases were primarily the result of the increased deployment of higher horsepower rolling units, slightly higher horsepower utilization across the fleet and rental price increases throughout the year.

Rental revenues now composed approximately 85% to 88% of our total revenues in all comparative periods. Adjusted gross rental margin increased sequentially from $12.8 million or 53% of revenue in Q2 2023 to $14.2 million or 51% of revenue in the third quarter of 2023. This is a 12% increase in gross rental margin dollars since last quarter.

Our gross margin percentages slipped 150 basis points due to higher than usual parts costs, where we see that as irregularity and anticipate that these margins will recover in the fourth quarter. In the comparative year-to-date 9-month periods, our rental revenues have increased 38%, while adjusted gross margins grew by 50%.

As of September 30, 2023, we had 1,233 utilized rental units, representing over 400,000 horsepower compared to 1,196 rent units, representing just over 305,000 horsepower as of September 30, 2022. We have added over 85,000 horsepower to the fleet this year and approximately 20% increase in total fleet horsepower.

Our total fleet size just passed 500,000 horsepower in September for a total of 509,000 horsepower at the end of the quarter. During the same period, our rent horsepower grew by almost 95,000 horsepower. That's a 31% growth in utilized horsepower and equates to incremental utilization of 111%. That's a utilization number you won't see often.

We ended the third quarter with 63.3% utilization on a per unit basis and 78.7% utilization on a horsepower basis. Unit utilization decreased slightly from 65.4% primarily due to lower utilization on our small to medium horsepower fleet and the impact from lower natural gas prices. The horsepower utilization experienced a slight uptick from 78.6% in the second quarter of the year.

Revenue per horsepower per month increased 13.5% over the last 12 months, demonstrating the impact of the growth in higher horsepower units and the price increases we have been able to implement over the last year.

Our total fleet as of September 30, 2023, consisted of 1,947 units and 509,000 horsepower or 262 horsepower per unit. Our average horsepower per unit has grown by 22% over the last year. Notably, approximately 97% of our high horsepower fleet is utilized and drawing rent.

Presently, our large horsepower assets comprised approximately 19% of our current utilized fleet by unit count, and over half of our utilized horsepower and current rental revenue stream.

Sales revenues for the sequential quarters decreased from $1.6 million in Q2 '23 to $1.4 million in the third quarter this year. This decrease was from quarterly fluctuations we typically experience in compressor and part sales.

On a year-over-year quarterly basis, sales revenues decreased from $3.1 million to $1.4 million. This is driven by the onetime large sale of active rental equipment to an existing customer in last year's third quarter. As I've mentioned in the past, our sales activity, primarily representing compressor, flare, parts and miscellaneous sales have declined

EXHIBIT 99.1
over the past few years due to higher customer demand for rental services, our increased outsourcing of large horsepower fabrication and our deemphasis of flare sales and service.

This lower level of sales should continue due to the changes mentioned. There will continue to be volatility, albeit reduced. AMS or aftermarket services in our most recent 2 quarters have seen large increases in revenues. This is primarily due to pass-through services that we provide to or arrange for customers when installing our large horsepower units. These revenues will frustrate with the volume of equipment set in each quarter, and they carry low pass-through margins.

However, when sales and AMS revenues are combined, they represent 12% of our total third quarter revenues, where we experienced 28% growth in sequential revenues and a positive gross margin of 8.5%.

Year-over-year, the combined revenues increased $250,000. Gross margins decreased was still held at 9% of revenue. Our SG&A expenses decreased a bit over $2 million in sequential quarters and totaled 9% of revenue. On a year-over-year basis, SG&A expenses decreased over $1.2 million. This was an anticipated and welcome decline in expenses and a 9% of revenue, which is uncharacteristically low. We think this represents a low point.

Going forward, we anticipate that SG&A will normalize at the level of 15% to 20% higher than this quarter, still a reasonable amount. Sequentially, we reported increased operating income of $4.9 million in the third quarter of 2023 compared to $712,000 in the second quarter this year, almost 7x higher. This improvement was primarily due to higher rental revenues along with the decrease in SG&A.

On a year-over-year basis, our operating income increased to $4.9 million compared to an almost $300,000 loss in the same third quarter period in 2022. Our net income in the third quarter of this year was $2.2 million or $0.18 per basic and diluted share. This compares to a net income of $504,000 in the second quarter of the year or $0.04 per basic and diluted share.

In the year ago quarter, our net loss was $80,000 or $0.01. Adjusted EBITDA increased 19% to $11.8 million in the second quarter of $9.9 million and increased 53% from $7.7 million for the same period last year.

From a balance sheet perspective, our cash balance as of September 30, 2023, was approximately $200,000. In the first 9 months of this year, we have generated $25.7 million in operating cash flow, which is 27% higher than the $20.2 million generated in last year's comparative period.

At the end of this quarter, we spent $128.6 million for capital expenditures. 98% of this or $126.4 million was expended on rental fleet growth. I'll now ask John to comment on the bank facility. John?
John Bittner
Thank you, Steve, and good morning, everyone. The outstanding balance on our current revolving credit facility as of the end of Q3 was $128 million. Looking at our key financial covenants, the leverage ratio at the end of Q3 was 2.71%, and our fixed charge coverage ratio for Q3 was 2.78%, both giving us comfortable cushion of these ratios as compared to the required levels in our credit agreement. And the company is in compliance with all terms, conditions and covenants in the credit agreement.

As Steve mentioned earlier, and as you may have seen in our announcement this morning, we have secured an increase in the total commitment of our credit line of $50 million from our bank syndicate.

We accessed this additional commitment using the accordion feature contained in our existing credit facility. The total commitment amount was the only change to the credit facility with all terms remaining the same, particularly our borrowing rate, which currently is so for plus a spread based upon our net leverage ratio, which at the end of Q3, the interest rate was or plus 3.5%.

We continue to have units being delivered through the first half of 2024. So we will look to utilize the additional capital for our capital requirements beginning in the second half of 2024. With that, I'll turn it back over to Steve for some closing comments.
Stephen Taylor
Okay. Thanks, John. This past year, essentially since we've incurred our debt balances, I've had request from shareholders to provide a greater level of detail as to our forward plans, otherwise known as your guidance. As you know, guidance is always a risky area, and I equate it to what can happen in a football game with a Forward Pass.

There are 3 possibilities. The past is completed, it's not completed or it's intercepted. Therefore, you have a 1 in 3 chance of being successful. Guidance will be high, low or right on the number, again, 1 in 3. In spite of that, I think

EXHIBIT 99.1
it's a fair request. That said, we are issuing our first set of guidance for revenue and EBITDA for 2023 and 2024. These numbers, along with the "color provided in my prior comments, should allow everyone to assemble their own models with a higher degree of accuracy.

For 2023, we anticipate the full year revenues will end up between $110 million and $116 million, and EBITDA will range between $37 million and $39 million.

In 2024, revenue is projected to be $130 million to $140 million, with EBITDA between $50 million and $60 million. Note that the 2024 guidance does not reflect any impact of a 2024 CapEx program, but we will update that as soon as we announce details on next year's capital program.

So we not only dipped our toe into the water, we're now up to our neck, all I ask be kind. From a macro perspective, the factors supporting hydrocarbon production and pricing appear to be intact. There are certainly countervailing wins, notably the recent weakness in crude price. But overall, the hydrocarbon economic environment seems to be favorable. We will avoid the once predicted 2023 recession. OPEC seams ready to defend any further weakness in construction of appreciable LNG export facilities in the Gulf continues. It's never smooth selling, but we think 2024 and into 2025 will continue to be a good environment for NGS.

We are in an undersupplied gas compression market, and it appears that it will continue into next year. Industry utilization continues to be at very high levels. And listening to other earnings calls, there is very little, if any, incremental capital being planned to mitigate the dart of gas compression equipment. Lead times for major components continue to stretch out.

As NGS goes forward, we will endeavor to precontract equipment with long term and required returns before we commit to building it. As we have done in the past, this will ensure our committed capital returns. We intend to pick our customers. This isn't meant to be a loose statement, but NGS has a lot to offer from our service capabilities to superior equipment and run time to technology. Capital is limited, and we want to make sure that customers going forward with us appreciate the value we deliver and are looking for strong partners as we are.

We're both on our industry and our opportunities with our capital availability, long-term contracts at exceptional rates and good counterparties, we are in an enviable position to take advantage of the strong environment. Thanks for your time. I look forward to your questions.
Question and Answer Session
Operator
Ladies and gentlemen, at this time, we will conduct a question-and-answer session. (Operator Instructions) Our first question comes from Tate Sullivan with Maxim Group.
Tate H. Sullivan
Steve, I mean, how is first time in history with the forward guidance? Is that something that made the banks more comfortable? Or can you talk about your discussions with them and how they get comfortable with your growth plans too?
Stephen Taylor
No. I mean, it didn't come from the banks truly. I mean the bank obviously has confidential forward projections and things like that. So they have plenty of information to make their decisions on. But as I mentioned, it's primarily shareholders that want additional information. And with the dead load we've taken on, which we have not ever had this level of debt before, I felt like it was a fair request. It took me a couple of quarters to come around to it. But no, we just want to go ahead and try to give a better picture of the future and what we plan on doing with the money and the results we see.
Tate H. Sullivan
And then can you repeat one of your colleagues said the leverage ratio as of the end of the quarter? And then did you sort of somewhat implied based on what you were already constructing maybe a pause in CapEx in the first half of '24 or did I misinterpret that?
Stephen Taylor
The leverage ratio, I think, was 2.7 something, maybe 73% to 2.7% in that area. And I'm not sure I understood on the first quarter '24. What we've got is some of the capital from the '23 plan will roll over into the first part of '24

EXHIBIT 99.1
necessarily just from the point of equipment being finished up, the capital being committed, say, in Q4, but with lead times and build times and everything else, we won't get some of that equipment until Q1 and a bit of it into Q2.

So we're using slightly that's essentially some of the capital from '23 falling over into '24 from the point of being spent, but being built and delivered are 2 different time lines. So I think that's what you're referring to.
Tate H. Sullivan
Yes. And then just a quick last one for me is an accounting question on capitalizing the practices of capitalizing the interest expenses, but then you had interest expense on the income statement this quarter. Are you changing the practice in terms of capitalizing interest?
Stephen Taylor
No. The practice stays the same, but there is some variability in how much you capitalize, if not all you capitalized. So there's some -- I'll refer you to the accounting department on this. I don't know all the particular details, but there is a variability in how much you can and cannot capitalize by quarter.
Tate H. Sullivan
Okay. I'll keep an eye on it.
Operator
Our next question comes from Mr. Rob Brown with Lake Street Capital Markets. Go ahead, please.
Robert Duncan Brown
First question is just on the capital spending. Could you update us on what CapEx you plan to spend this year? And then I know you didn't say '24, and I think your guidance did not include the capital spending in '24, but how does '24 CapEx look?
Stephen Taylor
Yes, the announced capital budget this year was $150 million and that will all be spent. As I mentioned, it's all committed. From 2024, we haven't announced that yet. Obviously, we want to get some capital commitments in place before we started going too far afield on that. And now we've got that, we want to confirm our customer desires and stuff. So, we think it take us within the next 30 days to see where we are from that standpoint of what customers want what. And as I mentioned, we're high-grading and prioritizing the customers we want to build for and work for.

So, when we have a more definitive number, we'll announce that. Now obviously, as an additional $50 million in capital available, whether all that is committed pretty quick or we spread it out or we end up getting more is still a question up in the air. But we'll announce a little more detail on that. We just got the capital committed, obviously, yesterday announced today. So we're going to start working on placing it now.
Robert Duncan Brown
Okay. Great. And then I think you're alluding to it a little bit, but the demand environment sounds strong. What are you sort of hearing kind of from customers at this point? It sounds like you've got more demand than you can fulfill, but the sense of the demand environment and the visibility into '24.
Stephen Taylor
Well, I mean demand continues strong. It's not just us. I mean the whole gas compression rental industry is doing pretty well. You just listened to calls of other public companies in the gas compression space to tell that. So the market continues strong. Some people even talking into 2025, and that's primarily just because equipment levers have stretched. They were into the 6% to 9% and 9% to 12%. And now generally, you're probably talking 12-plus months. You have to get equipment. So necessarily, you're talking into the end of next year and on into 2025.

So we see it as strong. We think it will be a good year also. And I want to point out the $50 million increase in our accordion, I mean a lot of money, but it pales a little when you had $175 million already drawn and committed. But with these deliveries, we're essentially talking about a second half of '24. If you order equipment today, it's about when you're going to get it. So right now, our view of the capital budget for '24 in the second half or we do, as you just talked about with the -- we've got equipment coming out in Q1 and Q2 they'll continue to be placed and generate

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rentals.

So we're talking to customers essentially about the second half of the year. So we're pretty close to that beginning of 2025 also. So we think the demand is there. We've been talking to our customers and they say it is. So as soon as we have more competitive news for you on the quarter program for '24 we'll put it out. But yes, we're pretty confident of demand.
Robert Duncan Brown
Okay. Great. And just to clarify on guidance and you kind of don't want questions on guidance after just giving it. But did that guidance include -- I think you said it did not include sort of the '24 capital plan in those numbers that would be sort of on the current capital plan and not much incremental capital. Is that right?
Stephen Taylor
Yes, the numbers for '24 are pretty close to a static model. And again, just like I've mentioned, even ordering stuff today, this is November, I mean we're into that Q4. So once we get the customer requirements and do all the stuff you're end of the year, maybe a little sooner in Q4, depending on what we can do and the sizes we're buying. But yes, that number does not include any incremental capital into it other than what's bleeding over from '23 and you can tell from the guidance, that's still going to be a pretty strong year even with that incremental capital going in there.
Robert Duncan Brown
Okay. Great. And then last question on margins. You had a little margin compression this quarter. You said it should return. But is that any onetime stuff or just sort of the natural in and out of the business?
Stephen Taylor
No, nothing in particular. It just had some high expenses in the quarter. Sometimes you get that, sometimes you get lower expenses, sometimes get high. There's no rhyme reason to us some time. So nothing extraordinary, but we do think we'll see a back on the trend we want with you all I don't want to state my makeup too far, but probably 200 or 300 basis point improvement in rental margins, I think, in Q4.
Operator
(Operator Instructions). We have Mr. Tim O'tool with the TETRA Capital. Go ahead, please.
Tim O'tool
So a couple of things that I'm kind of curious about, I'm not sure if you can slice and dice it this way, but if you look at your, what you consider large horsepower fleet, I'm trying to get some sense of what the age of that part of the fleet is because I think the kind of the book value, the depreciated value, let's say, of stuff that's older than that and smaller than that is probably close to nothing. It's probably not quite nothing yet. But it also seems to me that you have spent a few hundred million dollars of cash flow over, let's say, the years prior to '23 and then you spent another $150 million. So on large horsepower, very much in demand equipment, so we seem to me that your fleet age for the larger horsepower stuff, the stuff that's so much in demand would be relatively young. Do you have an assessment of that even if it's a rough summary?
Stephen Taylor
Yes. I mean it is pretty young. And you got to remember you can phrase what you is the beholder, I guess, it's beauty, but on this bigger horsepower, especially, well, particularly the 1,500 horse and 2,500 horse, we got 25-year book lives on those. So those are bigger, heavier, longer lived equipment. So when you look at youth, you can look at just 5 out years, you can look at it relative to the age. But either one, we've got a pretty young because of our fleet. I would dare say the youngest, if not one of the youngest. And I know we've got a relatively smaller fleet than they are competitors, but we started moving into the 1,500 and 2,500 horse, which is becoming kind of the bulk of our large horsepower fleet 4 or 5 years ago.

So at the outside, we've used up 20% of life from the oldest big horsepower units. So that's pretty small. So that's one of the advantages of the horsepower market just having such a long lived equipment. You can get multiple payouts over its life. So we have a relatively young fleet in that horsepower range.
Robert Duncan Brown

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Okay. Great. And so I'm trying to -- it's a little difficult comparing with the peers because you have a smaller kind of old sleep, but then you actually have a very fresh and you're able to put capital to work in the younger and bigger horsepower equipment. So I did a little math on just what you actually have rented what you're I don't want to -- so another question is what does the new horsepower of equipment, what does it cost per horsepower? That's been going up over the last couple 3 years pretty significantly. And I'm wondering if you could update me on that.
Stephen Taylor
Yes, it has gone up quite a bit. We were looking back at some 4- or 5-year old prices and kind of kind of scares you and makes you along for the old times, right? But generally, today, you probably see -- and I'm talking about primarily 1,500 and 2,500 horse, but you'll get some of the smaller horsepower in this range. You're into the roughly $1,100 to $1,200 per horsepower.
Robert Duncan Brown
Okay. Yes, I was using sort of $11.50, and I think that was kind of guesstimating on full year core overage.
Stephen Taylor
Yes.
Robert Duncan Brown
Yes. So I did a little bit of calculated calisthenics, if you will. And you have 400,000 horsepower rentage right now, and your islets obviously bigger than that, but you have some of that older stuff that is still underutilized. When the gas markets come back, perhaps a lot of that stuff goes to work or you can kind of trim the fleet out a little bit. But if I put an 11, a replacement value, which is obviously not strictly speaking, correct. But if I put a replacement value on the $400,000 that you're renting right now at what current prices pro horsepower would be, let me take the debt out, I come up with a number that is something on the order of $26 a share. Is that dreaming way to heavily? Or are we starting to get close to reality with that kind of a number?
Stephen Taylor
Well, we've got a tangible book of around $19, $19.5 a share. So that delta between your number and the tangible book is $6 or $7. So what, 25%, 30%, roughly, something like that. I don't know. It's hard to say because you got the smaller equipment, you're down to the 60, 70 horsepower rotary screws and low price and low volume stuff that doesn't carry as much value on it up into the 2,500 horsepower 4-stage gas lift equipment, which is premium equipment, right? It's got our technology and emissions technology and operating technology and stuff like that. So you've got a pretty wide range. The 1,100 to 1,200 is what is current on the big horsepower. You probably can't put that on the smaller horsepower we've got I don't know exactly what the right number would be on average, we'd have to look at that. But to me, 25% difference in your number and our number probably as part of judgement, I mean everybody is going to have a different view of value.

So I wouldn't you use too much down, I'd say you may be a little high, but 19.5% is a real number. So that's when you got to gauge from.
Robert Duncan Brown
Well, yes, but that is also a historic number based on a whole lot of the equipment being purchased many years ago at 900 or less per horsepower, right? So just what I'm trying to give you a little bit is if someone wanted to replace your fleet, not to mention kind of your backlog, your customer base, your support equipment and personnel, they have to pay something like my number to get there and get an active rental fleet. But anyway, it's really just some, again, calculator calisthenics, and I appreciate you walking you through that.
Stephen Taylor
No problem.
Robert Duncan Brown
That is it for me for the time being.
Operator
And our last question is from Mr. Tate Sullivan again with Maxim Group.

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Tate H. Sullivan
Steve, just a quick follow-up. The guidance for '23. It implies a slight, I think, quarter-over-quarter decrease in revenue and EBITDA, is that mainly maybe because service and maintenance, less service and maintenance revenue in 4Q or any other dynamics going on in the current quarter that could cause a quarter-over-quarter decline?
Stephen Taylor
Yes. There's probably. I imagine the service and AMS because those jumped quite a bit, a couple of million, but $1 million or so on one of the things like that. So we've set a lot of equipment, and that number tends to be a little higher. So any lower impact would be in that range, like you say.
Tate H. Sullivan
Okay. And that service and that is that larger numbers mainly related to when you deploy the larger compressors on the field to confirm. Is that correct?
Stephen Taylor
Yes, exactly. That's a lot of pass-through. You've got low margin because passengers typically are lower margins. So it's a lot, there's some freight costs in there to freight the equipment out, there's installation costs, setup costs and stuff like that. So a lot of times, we'll do that for the operator. If they don't have the desire or the experience to do and we'll just pass it through, John.
Operator
Thank you very much, and we don't have any other questions.
Stephen Taylor
Okay. Thank you, Luke. Thanks for everybody's questions. We appreciate everybody's support. I certainly want to thank all of our employees. They obviously are the ones that did the real lift and work on these numbers and we get to brag about them. So I want to thank all of our employees and 2 providers we've got in the field on the hard work. Thank you, everybody, for participating in our call. We look forward to updating you on our progress in the next quarter. Thank you.
Operator
Thank you, everyone. And this concludes today's conference call. Thank you for attending.